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                                                                   EXHIBIT 99.6




                                     MANDATORY RESALE PROVISIONS UNDER DUTCH LAW


                             ENDOSONICS CORPORATION
                            STOCK PURCHASE AGREEMENT


                 AGREEMENT made as of this ___ day of _________ 19____, by and among Endosonics Corporation, a California corporation (the "Corporation"), and ________________________________, the holder of an option (the "Optionee")
under the Corporation's Restated 1988 Stock Option Plan.

                 All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the attached Appendix.


         A.      EXERCISE OF OPTION

                 1. EXERCISE. Optionee hereby purchases _____________ shares of Common Stock (the "Purchased Shares") pursuant to that certain option (the "Option") granted Optionee on ____________________, 199__ (the "Grant Date") to purchase up to _______________ shares of Common Stock under the Plan (the "Total Option Shares") at the exercise price of $______ per share (the "Exercise Price").

                 2. PAYMENT. Concurrently with the delivery of this Agreement to the Corporation, Optionee shall pay the Exercise Price for the Purchased Shares in accordance with the provisions of the Option Agreement and shall deliver whatever additional documents may be required by the Option Agreement as a condition for exercise, together with a duly-executed blank Assignment Separate from Certificate (in the form attached hereto as Exhibit I) with respect to the Purchased Shares.

                 3. STOCKHOLDER RIGHTS. Optionee (or any successor in interest) shall have all the rights of a stockholder (including voting, dividend and liquidation rights) with respect to the Purchased Shares.

         B.      TRANSFER RESTRICTIONS

                 1. RESTRICTION ON TRANSFER. Except for any Permitted Transfer, Optionee shall not transfer, assign, encumber or otherwise dispose of any of the Purchased Shares while those shares remain subject to the mandatory resale provisions of Article C.
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                 2.       TRANSFEREE OBLIGATIONS.  Each person to whom the
Purchased Shares are transferred by means of a Permitted Transfer must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Corporation that such person is bound by the provisions of this Agreement and that the transferred shares will remain subject to the mandatory resale provisions of Article C, to the same extent such shares would be so subject if retained by Optionee.

                 3. RESTRICTIVE LEGEND. The stock certificates for the Purchased Shares shall be endorsed with the following legend restricting the transferability of those share while they remain subject to the mandatory resale provisions of Article C:

                          "The shares represented by this certificate are subject to certain mandatory resale provisions pursuant to which the shares must be resold to the Corporation in the event the registered holder of such shares (or his predecessor in interest) terminates service with the Corporation prior to the completion of a designated period of service. Accordingly the shares may not be sold, transferred, assigned or encumbered in any manner while the shares remain subject to those mandatory resale provisions, except for the limited transfers specifically authorized pursuant to the terms of the written stock purchase agreement dated ____________, 199__ between the Corporation and the registered holder of the shares (or the predecessor in interest to the shares). A copy of such agreement is maintained at the Corporation's principal corporate offices."

         C.      MANDATORY RESALE

                 1. RESALE. Upon Optionee's cessation of Service for any reason within the forty-eight (48)-month period measured from the Grant Date, the Purchased Shares must be resold in whole or in part to the Corporation in accordance with the provisions of this Article C. The actual number of Purchased Shares to be so resold shall be determined under Paragraph C.2, and each Owner of those Purchased Shares shall be obligated to resell such shares in accordance with the requirements of Paragraph C.3.

                 2. RESALE SHARES. The number of Purchased Shares which must be resold to the Corporation in connection with the Optionee's cessation of Service (the "Resale Shares") shall be determined in accordance with the following schedule:

                          -       All the Purchased Shares shall constitute
Resale Shares to be resold to the Corporation if Optionee ceases Service within twelve (12) months after the Grant Date.




                                       2
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                          -       Upon the Optionee's completion of twelve
(12)-months of Service measured from the Grant Date, the number of Purchased Shares to be treated as Resale Shares shall be reduced by an amount equal to twenty-five percent (25%) of the Total Option Shares.

                          -       Upon the Optionee's completion of each
additional month of Service over the thirty-six (36)-month period measured from the first anniversary of the Grant Date, the number of Purchased Shares to treated as Resale Shares shall be reduced by an additional amount equal to one forty-eight (1/48th) of the Total Option Shares.

                          If the Option is exercised in more than one increment
so that Optionee is a party to one or more other Stock Purchase Agreements (the "Prior Purchase Agreements") which are executed prior to the date of this Agreement, then the total number of Purchased Shares to be treated as Resale Shares under this Agreement and all Prior Purchase Agreements shall be determined through the application of the foregoing schedule to the aggregate number of Purchased Shares under this Agreement and all Prior Purchase Agreements, as if all the Purchased Shares (including those acquired under the Prior Purchase Agreements) had been acquired exclusively under this Agreement.

                 3. CLOSING OF RESALE. Within three business (3) days after Optionee's cessation of Service, each Owner of the Resale Shares shall deliver to the Corporation the certificates for those shares, each properly endorsed for transfer to the Corporation. Concurrently with the receipt of such stock certificates, the Corporation shall pay to Owner, in cash or cash equivalents, the Resale Price for the Resale Shares determined under Paragraph C.4.

                 4. RESALE PRICE. To the extent the Purchased Shares are resold to the Corporation pursuant to this Article C, the Resale Price per share payable by the Corporation for those Shares shall be equal to the Fair Market Value per share of Common Stock on the date on which Optionee ceased Service.

                 5. PENALTY PAYMENT. Should Optionee cease Service for any reason prior to the completion of forty-eight (48) months of Service measured from the Grant Date, then Optionee shall, in connection with the resale of one or more Purchased Shares to the Corporation pursuant to this Article C, pay to the Corporation, in cash or cash equivalent at the time of the closing of the resale under Paragraph C. 3, a penalty fee ("Penalty Fee") in an amount per Resale Share equal to eighty percent (80%) of the excess of
(i) the Fair Market Value per share of Common Stock on the date on which Optionee ceased Service over (ii) the Exercise Price paid per Purchased Share. To the extent Optionee is the Owner of the Resale Shares at the time of the closing, payment of the Penalty Fee may, at Optionee's election, be effected through the Corporation's offset of that amount from the Resale Price otherwise payable to Optionee for those Resale Shares at the closing.





                                       3.
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                 6.       RECAPITALIZATION.  Any new, substituted or additional
securities or other property (including cash paid other than as a regular cash dividend) which is by reason of any Recapitalization distributed with respect to the Purchased Shares shall be immediately subject to the mandatory resale provisions of this Article C, but only to the extent the Purchased Shares are at the time subject to those provisions. Appropriate adjustments to reflect the effect of such Recapitalization upon the Corporation's capital structure shall be made to (i) the number and/or class of Resale Shares subject to this Agreement, (ii) the Resale Price per share to be paid upon the resale of those shares to the Corporation and (iii) the Exercise Price for purposes of the Penalty Fee calculation; provided, however, that the aggregate Resale Price shall remain the same.

                 7.       CORPORATE TRANSACTION.

                          (a)     Immediately prior to the consummation of any
Corporate Transaction, the mandatory resale provisions of this Article C shall automatically lapse in their entirety, except to the extent the rights and obligations of the Corporation under those resale provisions are to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction.

                          (b)     To the extent the mandatory resale provisions
remain in effect following a Corporate Transaction, those resale provisions shall apply to the new capital stock or other property (including any cash payment) received in exchange for the Purchased Shares in consummation of the Corporate Transaction, but only to the extent the Purchased Shares are at the time subject to those resale provisions. Appropriate adjustments to reflect the effect of the Corporate Transaction upon the Corporation's capital structure shall be made to (i) the Resale Price per share to be paid upon the resale of the Resale Shares and (ii) the Exercise Price for purposes of the Penalty Fee calculation; provided, however, that the aggregate Resale Price shall remain the same.

         D.      GENERAL PROVISIONS

                 1. ASSIGNMENT. The Corporation may assign its rights and obligations to purchase the Resale Rights under this Article C to any person or entity selected by the Board, including (without limitation) one or more stockholders of the Corporation.

                 2. NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.





                                       4.
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                 3.       NOTICES.  Any notice required to be given under this
Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party's signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this paragraph to all other parties to this Agreement.

                 4. NO WAIVER. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

                 5. CANCELLATION OF SHARES. If the Corporation shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Resale Shares to be resold to the Corporation in accordance with the provisions of this Agreement, then from and after such time, the person who is obligated to resell those shares shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such shares shall be deemed purchased in accordance with the applicable provisions hereof, and the Corporation shall be deemed the owner and holder of such shares, whether or not the certificates therefor have been delivered as required by this Agreement.

         E.      MISCELLANEOUS PROVISIONS

                 1. OPTIONEE UNDERTAKING. Optionee hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Optionee or the Purchased Shares pursuant to the provisions of this Agreement.

                 2. AGREEMENT IS ENTIRE CONTRACT. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.

                 3. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.





                                       5.
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                 4.       SUCCESSORS AND ASSIGNS.  The provisions of this
Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Optionee, Optionee's permitted assigns and the legal representatives, heirs and legatees of Optionee's estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

                 IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.


                                       ENDOSONICS CORPORATION


                                       By:
                                          _____________________________________


                                       Title:
                                             __________________________________


                                       Address:
                                               ________________________________


                                               ________________________________






                                       ________________________________________
                                       OPTIONEE

                                       Address:
                                               ________________________________


                                       ________________________________________






                                       6.
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                                   EXHIBIT I
                      ASSIGNMENT SEPARATE FROM CERTIFICATE

                 FOR VALUE RECEIVED ______________________ hereby sell(s), assign(s) and transfer(s) unto Endosonics Corporation, Inc. (the "Corporation"), _____________________________ (________) shares of the Common
Stock of the Corporation standing in his or her name on the books of the Corporation represented by Certificate No. ___________________ herewith and do(es) hereby irrevocably constitute and appoint ___________ ___________________ Attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises. Dated:
________________


                                       Signature
                                                _______________________________






INSTRUCTION: Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate. The purpose of this assignment is to enable the Corporation to exercise the Repurchase Right without requiring additional signatures on the part of Optionee.

                                    APPENDIX


                 The following definitions shall be in effect under the
Agreement:

         A.      AGREEMENT shall mean this Stock Purchase Agreement.

         B.      BOARD shall mean the Corporation's Board of Directors.

         C.      COMMON STOCK shall mean the Corporation's common stock.

         D. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions:

                      (i) a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the state of incorporation,

                      (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or

                    (iii) any reverse merger in which the Corporation is the surviving entity but in which fifty percent (50%) or more of the Corporation's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

         E. CORPORATION shall mean Endosonics Corporation, a California corporation.

         F. EXERCISE PRICE shall have the meaning assigned to such term in Paragraph A.1.

         G. FAIR MARKET VALUE of a share of Common Stock on any relevant date shall be determined as follows:

                      (i) If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.





                                      A-1.
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                      (ii)        If the Common Stock is at the time listed or
         admitted to trading on any national stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

         H. GRANT DATE shall have the meaning assigned to such term in Paragraph A.1.

         I. GRANT NOTICE shall mean the Notice of Grant of Stock Option pursuant to which Optionee has been informed of the basic terms of the Option.

         J. OPTION shall have the meaning assigned to such term in Paragraph A.1.

         K. OPTION AGREEMENT shall mean all agreements and other documents evidencing the Option.

         L. OPTIONEE shall mean the person to whom the Option is granted under the Plan.

         M. OWNER shall mean Optionee and all subsequent holders of the Purchased Shares who derive their chain of ownership through a Permitted Transfer from Optionee.

         N. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         O. PENALTY FEE shall mean the payment required of the Optionee upon the mandatory resale of the Resale Shares to the Corporation due to Optionee's failure to complete a forty-eight (48)-month period of Service measured from the Grant Date.

         P. PERMITTED TRANSFER shall mean (i) a gratuitous transfer of the Purchased Shares, provided and only if Optionee obtains the Corporation's prior written consent to such transfer, (ii) a transfer of title to the Purchased Shares effected pursuant to Optionee's will or the laws of intestate succession following Optionee's death or (iii) a transfer to the Corporation in pledge as security for any purchase-money indebtedness incurred by Optionee in connection with the acquisition of the Purchased Shares.





                                      A-2.
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         Q.      PLAN shall mean the Corporation's Restated 1988 Stock Option
Plan.

         R. PLAN ADMINISTRATOR shall mean either the Board or a committee of Board members, to the extent the committee is at the time responsible for administration of the Plan.

         S. PURCHASED SHARES shall have the meaning assigned to such term in Paragraph A.1.

         T. RECAPITALIZATION shall mean any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Corporation's outstanding Common Stock as a class without the Corporation's receipt of consideration.

         U. RESALE PRICE shall mean the price payable per share of Common Stock for each Purchased Share to be resold to the Corporation pursuant to this Agreement.

         V. RESALE SHARES shall mean the Purchased Shares which must be resold to the Corporation in accordance with Article C.

         W. SERVICE shall mean the Optionee's performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an employee, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance, a non-employee member of the board of directors or a consultant.

         X. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.





                                      A-3.